Exhibit 1

(Translation)
To whom it may concern
January 18, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Holding of Extraordinary Meeting of Shareholders
     NIS GROUP CO., LTD. (the “Company”) hereby announces that the Company will hold an Extraordinary Meeting of Shareholders, as described below. The Company also announces that the issuance of new shares and equity warrants to investment vehicle(s) managed by TPG and the selection of six directors to be nominated by TPG as part of the investment and business alliance with TPG, a leading U.S. private equity investment firm, were determined to be submitted for approval at the Extraordinary Meeting of Shareholders, as announced in the press release in “Notification Regarding Third Party Allotment of New Shares Issued by the Company and Equity Warrants Offering” dated on December 10, 2007 and “Notification Regarding Changes in Terms and Conditions for Issuance of New Shares and Equity Warrants” dated on January 11, 2008.
1.	Date of the Extraordinary Meeting of Shareholders: February 18, 2008 (Monday) 10:00 a.m.

2.	Place of the Extraordinary Meeting of Shareholders: 1-50, 1-chome Shirokane-dai, Minato-ku, Tokyo Japan Sheraton Miyako Hotel Tokyo “Daigo” room on the second floor in the basement

3.	Matters to be submitted at the Extraordinary Meeting of Shareholders:
Matters to be resolved:
Proposal No. 1: Issuance of New Shares through a Third Party Allotment
Proposal No. 2: Issuance of Equity Warrants on Specially Favorable Terms to the Subscriber(s)
Proposal No. 3: Selection of Six (6) Directors (For a description of the director candidates, please refer to the attachment)
(For reference)
     The Company set the record date for the Extraordinary Meeting of Shareholders on December 30, 2007, as announced by electronic public announcement, in accordance with the Company Law in Japan and the Company’s Articles of Incorporation. (Because December 30, 2007 was a non-business-day for the custodian of the Company’s record of shareholders, the record date for practical purposes was December 28, 2007.) Therefore, shareholders who are listed or recorded in the record of shareholders and the record of beneficial shareholders as of the end of the above-mentioned record date are eligible to exercise their relevant voting rights at the Extraordinary Meeting of Shareholders. Notice of the Extraordinary Meeting of Shareholders is scheduled to be sent to the above-mentioned shareholders in late January. Shareholders should determine whether to approve the above proposals only after carefully reading of the disclosure contained in the Notice of the Extraordinary Meeting of Shareholders.

(Attachment) Candidates for directors

Name (Date of birth)	Career highlights
Steven Schneider (December 17, 1961)	August 1999: GE Plastics, president and CEO
August 2001: GE (China) Co., Ltd., chairman and CEO
January 2005: GE Asia Pacific, president and CEO
November 2005: Joined Newbridge Capital, LLC, partner and managing director
July 2006: TPG Capital, L.P., partner and managing director (current position)
Jun Tsusaka (March 25, 1961)	June 1983: Joined Merrill Lynch & Co.
September 1988: Joined Goldman Sachs & Co.
January 1995: Joined Millicom International Cellular S.A.
April 2004: GAB Robins, Inc., chairman and CEO
June 2006: Newbridge Capital, LLC, managing director
August 2006: TPG Newbridge Capital (currently TPG Capital-Japan, Ltd.), managing director (current position)
Masayuki Yasuoka (May 7, 1945)	April 1970: Joined The Industrial Bank of Japan, Ltd.
December 1983: Joined Salomon Brothers Inc.
February 1985: Joined Bankers Trust Co.
October 1995: Bankers Trust Co., representative in Japan
June 1998: The Industrial Bank of Japan, Ltd., managing director
June 2001: Mizuho Securities Co., Ltd., senior executive officer
June 2003: General Electric Japan, Ltd., senior vice-president
November 2004: General Electric Japan, Ltd., executive vice-president & director
February 2005: Joined Newbridge Capital, LLC, managing director
August 2006: TPG Newbridge Capital (currently TPG Capital-Japan, Ltd.), managing director (current position)
Akio Ishida (February 26, 1942)	July 1966: Joined The Bank of Tokyo California
November 1971: Joined Daiwa Securities Co., Ltd.
November 1973: Joined Merrill Lynch Japan Securities Co., Ltd.
March 2001: Merrill Lynch Japan Securities Co., Ltd., vice-chairman
June 2006: Newbridge Capital, LLC, vice-chairman
August 2006: TPG Newbridge Capital (currently TPG Capital-Japan, Ltd.), vice-chairman (current position)
Nobuhiko Ito (February 5, 1947)	April 1971: Joined Exxon Chemical Japan
July 1989: Joined General Electric Japan, Ltd.
February 1993: GE Yokokawa Medical System, Ltd., director
February 1997: GE Yokokawa Medical System, Ltd., managing director
January 1999: GE Yokokawa Medical System Ltd., president & COO
September 2002: GE Edison Life Insurance, president & CEO
January 2004: GE Capital Leasing Corporation, president & CEO
February 2005: General Electric Japan, Ltd., president & CEO
October 2007: General Electric Japan, Ltd., senior advisor (current position)
Daniel Carroll (May 29, 1960)	1986: H&Q Asia Pacific, Managing Director 1995: Newbridge Capital, LLC, managing partner July 2006: TPG Capital, L.P., managing partner (current position)

Notes: 1.     The above six (6) candidates are candidates for outside directors as defined in the Ordinance for Enforcement of the Company Law, Article 2, Paragraph 3, Item 7.
Notes: 2.     The above six (6) candidates would take office on the settlement date for issuance of the new shares referenced in proposal No. 1. (The settlement date for the issuance of such new shares is currently expected to be February 20, 2008.)